As filed with the Securities and Exchange Commission on May 11, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CNX GAS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	20-3170639
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4000 Brownsville Road

South Park, PA 152129

(412) 854-6719

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CNX GAS CORPORATION EQUITY INCENTIVE PLAN

(Full title of the plan)

Stephen W. Johnson

Senior Vice President and General Counsel

CNX GAS CORPORATION

4000 Brownsville Road

South Park, PA 15129

(412) 854-6719

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jeremiah G. Garvey, Esq.

Buchanan Ingersoll PC

301 Grant Street, 20th Floor

Pittsburgh, PA 15219

(412) 562-8800

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Number of Shares to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value	1,028,476	(2)	$16.00	(2)	$16,455,616	$1,761
Common Stock, $0.01 par value	12,000	(2)	$20.50	(2)	$246,000	$26
Common Stock, $0.01 par value	100	(2)	$20.75	(2)	$2,075	$1
Common Stock, $0.01 par value	348,429	(2)	$28.50	(2)	$9,930,227	$1,063
Common Stock, $0.01 par value	99,112	(3)	$30.195	(5)	$2,992,687	$320
Common Stock, $0.01 par value	1,011,883	(4)	$30.195	(5)	$30,553,807	$3,269
Total	2,500,000		N/A		$60,180,412	$6,440

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of common stock, $.01 par value per share (the “Common Stock”), of CNX Gas Corporation (“CNX Gas”, “our” or “we”) that may be offered or issued by reason of stock splits, stock dividends, dividend equivalent rights or similar transactions.
(2)	Represents shares of Common Stock reserved for issuance under the CNX Gas Corporation Equity Incentive Plan (as amended, the “Plan”) that are issuable upon the exercise of stock options that are currently outstanding. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h). In accordance with Rule 457(h), such price is the price at which the options may be exercised.
(3)	Represents shares of Common Stock that are issuable upon the conversion of restricted stock units granted prior to the date hereof under the Plan.
(4)	Represents shares of Common Stock that are currently authorized for issuance upon the exercise of awards that have not been granted under the Plan.
(5)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h). The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of the Common Stock reported on the New York Stock Exchange on May 5, 2006.

EXPLANATORY NOTE

The 2,500,000 shares of Common Stock of CNX Gas being registered pursuant to this Form S-8 are comprised of 2,500,000 shares of Common Stock issuable under the Plan, including 99,112 shares of Common Stock issuable pursuant to the Plan and certain Restricted Stock Unit Grant Agreements entered into between CNX Gas and certain of our executive officers and members of our board of directors.

This Registration Statement on Form S-8 includes a reoffer prospectus prepared in accordance with Instruction C of Form S-8 and Part I of Form S-3. The reoffer prospectus relates solely to resales on a continuous or delayed basis in the future of up to an aggregate of 99,112 shares of Common Stock issuable upon the conversion of restricted stock units which securities were granted under the Plan to certain executive officers and directors on our board of directors prior to the filing of this Registration Statement. The reoffer prospectus does not contain all of the information included in the registration statement, certain items of which are contained in schedules and exhibits to the registration statement, as permitted by the rules and regulations of the Securities and Exchange Commission (the “SEC” or the “Commission”). Statements contained in this reoffer prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing information specified in Part I (Plan information and Registrant information) will be sent or given to each participant in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (“Securities Act”). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement, pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

REOFFER PROSPECTUS

CNX GAS CORPORATION

99,112 SHARES OF

COMMON STOCK

This reoffer prospectus is being filed to register up to 99,112 shares of common stock, par value $.01 per share, of CNX Gas Corporation to provide future flexibility to certain stockholders identified below in the section entitled “Selling Stockholders” if they decide to sell any of these shares. These selling stockholders are certain of our directors and executive officers. The selling stockholders have acquired the shares pursuant to the CNX Gas Corporation Equity Incentive Plan (the “Plan”). The Company will not receive any of the proceeds from any future sale by the selling stockholders of the shares covered by this reoffer prospectus.

The shares of common stock are “restricted securities” under the Securities Act of 1933, as amended (we sometimes refer to the Securities Act of 1933 in this reoffer prospectus as the Securities Act), before their sale under this reoffer prospectus. This reoffer prospectus has been prepared for the purpose of registering the shares under the Securities Act to allow for future sales by the selling stockholders, on a continuous or delayed basis, to the public without restriction. Each stockholder that sells shares of our common stock pursuant to this reoffer prospectus may be deemed to be an “underwriter” within the meaning of the Securities Act. Any commissions received by a broker or dealer in connection with the resales of shares may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling stockholders may sell their shares, from time to time in the future, directly or indirectly in one or more transactions on the New York Stock Exchange, in privately negotiated transactions or through a combination of such methods. These sales may be at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by each of the selling stockholders will be borne by that selling stockholder.

Our common stock is listed on the New York Stock Exchange under the symbol “CXG.” On May 5, 2006, the last reported sale of our common stock on the New York Stock Exchange was $30.00 per share.

Investing in our common stock involves a high degree of risk. See “risk factors” beginning on page 3 of this reoffer prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS REOFFER PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Reoffer Prospectus is May 11, 2006.

ABOUT THIS PROSPECTUS

This reoffer prospectus is part of a registration statement on Form S-8 that we filed with the Securities and Exchange Commission. You should rely only on the information provided in this reoffer prospectus or incorporated by reference into this reoffer prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference into this reoffer prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information in this reoffer prospectus is accurate only as of the date of this reoffer prospectus, regardless of the time of delivery of this reoffer prospectus or of any sale of common stock. The rules of the Securities and Exchange Commission may require us to update this reoffer prospectus in the future.

FORWARD-LOOKING STATEMENTS

We are including the following cautionary statement in this reoffer prospectus to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf, of us. With the exception of historical matters, the matters discussed in this reoffer prospectus are forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this reoffer prospectus speak only as of the date of this reoffer prospectus; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.

SUMMARY

We are engaged in the exploration, development, production and gathering of natural gas in the Appalachian Basin. We are also a leading developer of coalbed methane (CBM). CONSOL Energy Inc. (CONSOL Energy) owns 81.5% of our outstanding common stock. We have acquired all of CONSOL Energy’s rights associated with CBM from 4.5 billion tons of proved coal reserves owned or controlled by CONSOL Energy in Northern Appalachia, Central Appalachia, the Illinois Basin and other Western Basins. As of December 31, 2005, we had 1,130.4 Bcfe of net proved reserves, including our portion of equity affiliates, with a PV-10 value of $3,051.9 million and a standardized measure of discounted after tax future net cash flows attributable to our proved reserves of approximately $1,870.8 million. Our proved reserves are approximately 99% CBM and 49% proved developed. We believe that we are the second largest gas producer in the Appalachian Basin with net sales of 48.4 Bcf for the twelve months ended December 31, 2005.

We calculate our PV-10 value in accordance with the following table. Management believes that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and gas companies. Because many factors that are unique to each individual company impact the amount of future income taxes estimated to be paid, the use of a pre-tax measure is valuable when comparing companies. PV-10 is not a measure of financial or operating performance under GAAP. PV-10 should not be considered as an alternative to the standardized measure as defined under GAAP. We have included a reconciliation to the most directly comparable GAAP measure — discounted future net cash flows.

Reconciliation of PV-10 to Standardized Measure:

2005
Future cash inflows	$11,675,551
Future Production Costs	(2,852,033)
Future Development Costs	(422,315)

Future net cash flows	8,401,203
10% discount factor	(5,349,337)

PV-10 (Non-GAAP measure)	3,051,866

Undiscounted Income Taxes	(3,251,265)
10% discount factor	2,070,193

Discounted Income Taxes	(1,181,072)

Standardized GAAP measure	$1,870,794

Except as otherwise noted or unless the context otherwise requires, (i) the information in this reoffer prospectus gives effect to the contribution to CNX Gas of the CONSOL Energy gas business effective as of August 8, 2005, (ii) CNX Gas refers, with respect to any date prior to the effective date of that contribution, to the CONSOL Energy gas business and, with respect to any date on or subsequent to the effective date of the contribution, to CNX Gas and our subsidiaries, (iii) “CONSOL Energy” refers to CONSOL Energy Inc. and its subsidiaries other than CNX Gas and the companies which conducted CONSOL Energy’s gas business, and (iv) reserve and operating data are as of December 31, 2005, unless otherwise indicated.

We were incorporated in June 2005 as a Delaware corporation. Our principal executive office is located at 4000 Brownsville Road, South Park, PA 15129 and our telephone number is 412-854-6719.

RISK FACTORS

An investment in our common stock involves a high degree of risk, including the risks described below. You should carefully consider these risk factors and the other information in this reoffer prospectus before making an investment decision. The risks described below are not the only ones that may exist. If any of the following events do occur, our business, operating results and financial condition could be adversely affected. This reoffer prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including the risks described below and elsewhere in this reoffer prospectus. You should read the section entitled “Forward-Looking Statements” for a further discussion of these factors.

Natural gas and oil prices are volatile, and a decline in natural gas and oil prices would significantly affect our financial results and impede our growth.

Our revenue, profitability and cash flow depend upon the prices and demand for natural gas and oil. The markets for these commodities are very volatile and even relatively modest drops in prices can significantly affect our financial results and impede our growth. Changes in natural gas and oil prices have a significant impact on the value of our reserves and on our cash flow. In the past we have used hedging transactions to reduce our exposure to market price volatility when we deemed it appropriate. However, in 2006 we expect to be significantly less hedged than we have been in the past. Prices for natural gas and oil may fluctuate widely in response to relatively minor changes in the supply of and demand for natural gas and oil, market uncertainty and a variety of additional factors that are beyond our control, such as:

•	the domestic and foreign supply of natural gas and oil;

•	the price of foreign imports;

•	overall domestic and global economic conditions;

•	the consumption pattern of industrial consumers, electricity generators and residential users;

•	weather conditions;

•	technological advances affecting energy consumption;

•	domestic and foreign governmental regulations;

•	proximity and capacity of oil and gas pipelines and other transportation facilities; and

•	the price and availability of alternative fuels.

Many of these factors may be beyond our control. Because approximately 100% of our estimated proved reserves as of December 31, 2005 were natural gas reserves, our financial results are more sensitive to movements in natural gas prices. Earlier in this decade, natural gas prices were much lower than they are today. Lower natural gas prices may not only decrease our revenues on a per unit basis, but also may reduce the amount of natural gas that we can produce economically. This may result in our having to make substantial downward adjustments to our estimated proved reserves. If this occurs or if our estimates of development costs increase, production data factors change or our exploration results deteriorate, accounting rules may require us to write down, as a non-cash charge to earnings, the carrying value of our oil and natural gas properties for impairments. We are required to perform impairment tests on our assets whenever events or changes in circumstances lead to a reduction of the estimated useful life or estimated future cash flows that would indicate that the carry amount may not be recoverable or whenever management’s plans change with respect to those assets. We may incur impairment charges in the future, which could have a material adverse effect on our results of operations in the period taken.

We face uncertainties in estimating proven recoverable gas reserves, and inaccuracies in our estimates could result in lower than expected reserve quantities and a lower present value of our reserves.

Natural gas reserve engineering requires subjective estimates of underground accumulations of natural gas and assumptions concerning future natural gas prices, production levels, and operating and development costs. As a result, estimated quantities of proved reserves and projections of future production rates and the timing of development expenditures may be incorrect. We have in the past retained the services of independent petroleum engineers to prepare reports of our proved reserves. Over time, material changes to reserve estimates may be made, taking into account the results of actual drilling, testing, and production. Also, we make certain assumptions regarding future natural gas prices, production levels, and operating and development costs that may prove incorrect. Any significant variance from these assumptions to actual figures could greatly affect our estimates of our reserves, the economically recoverable quantities of natural gas attributable to any particular group of properties, the classifications of reserves based on risk of recovery, and estimates of the future net cash flows. Numerous changes over time to the assumptions on which our reserve estimates are based, as described above, often result in the actual quantities of gas we ultimately recover being different from reserve estimates.

The present value of future net cash flows from our proved reserves is not necessarily the same as the current market value of our estimated natural gas reserves. We base the estimated discounted future net cash flows from our proved reserves on prices and costs. However, actual future net cash flows from our gas and oil properties also will be affected by factors such as:

•	geological conditions;

•	changes in governmental regulations and taxation;

•	assumptions governing future prices;

•	the amount and timing of actual production;

•	future operating costs; and

•	capital costs of drilling new wells.

The timing of both our production and our incurrence of expenses in connection with the development and production of natural gas properties will affect the timing of actual future net cash flows from proved reserves, and thus their actual present value. In addition, the 10% discount factor we use when calculating discounted future net cash flows may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the natural gas and oil industry in general. In addition, if natural gas prices decline by $0.10 per mcf, then the pre-tax PV-10 of our proved reserves as of December 31, 2005 would decrease from $3,051.9 million to $3,015.2 million.

Unless we replace our natural gas reserves, our reserves and production will decline, which would adversely affect our business, financial condition, results of operations and cash flows.

Producing natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Because total estimated proved reserves include our proved undeveloped reserves at December 31, 2005, production is expected to decline even if those proved undeveloped reserves are developed and the wells produce as expected. The rate of decline will change if production from our existing wells declines in a different manner than we have estimated and can change under other circumstances. Thus, our future natural gas reserves and production and, therefore, our cash flow and income are highly dependent on our success in efficiently developing and exploiting our current reserves and economically finding or acquiring additional recoverable reserves. We may not be able to develop, find or acquire additional reserves to replace our current and future production at acceptable costs.

Our exploration and development activities may not be commercially successful.

The exploration for and production of gas involves numerous risks. The cost of drilling, completing and operating wells for CBM or other gas is often uncertain, and a number of factors can delay or prevent drilling operations or production, including:

•	unexpected drilling conditions;

•	title problems;

•	pressure or irregularities in geologic formations;

•	equipment failures or repairs;

•	fires or other accidents;

•	adverse weather conditions;

•	reductions in natural gas and oil prices;

•	pipeline ruptures; and

•	unavailability or high cost of drilling rigs, other field services and equipment.

Our future drilling activities may not be successful, and our drilling success rates could decline. Unsuccessful drilling activities could result in higher costs without any corresponding revenues.

Our business depends on transportation facilities owned by others. Disruption of, capacity constraints in, or proximity to pipeline systems could limit our sales and increase costs of producing our gas.

We transport our gas to market by utilizing pipelines owned by others. If pipelines do not exist near our producing wells, if pipeline capacity is limited or if pipeline capacity is unexpectedly disrupted, our gas sales could be limited, and our transportation costs could increase, reducing our profitability. If we cannot access pipeline transportation, we may have to reduce our production of gas or vent our produced gas to the atmosphere because we do not have facilities to store excess inventory. In the current year, we have had to shut-in production due to shipping capacity limitations on Columbia Gas Transmission Corporation’s KA-20 line that transports most of our Virginia gas to market and to compete with other producers for a portion of the pipeline capacity by purchasing firm transportation capacity that added to our cost. Although we have reached an agreement with East Tennessee Natural Gas, LLC (ETNG), to gain access to its pipeline, we may not be able to successfully gain access to that pipeline. If our sales are reduced because of transportation constraints, our revenues will be reduced, which will also increase our costs. If we are not successful with our bid for transportation capacity and we do not have the ability to store gas, we may have to reduce production.

We operate in a highly competitive environment and many of our competitors have greater resources than we do.

The gas industry is intensely competitive and we compete with companies from various regions of the United States and may compete with foreign companies for domestic sales, many of whom are larger and have greater financial, technological, human and other resources. If we are unable to compete, our company, its operating results and financial position may be adversely affected. For example, one of our competitive strengths is as a low-cost producer of gas. If our competitors can produce gas at a lower cost than us, it would effectively eliminate our competitive strength in that area.

In addition, larger companies may be able to pay more to acquire new properties for future exploration, limiting our ability to replace gas we produce or to grow our production. Our ability to acquire additional properties and to discover new resources also depends on our ability to evaluate and select suitable properties and to consummate these transactions in a highly competitive environment.

The coal beds from which we produce methane gas frequently contain water that may hamper our ability to produce gas in commercial quantities.

Coal beds frequently contain water that must be removed in order for the gas to detach from the coal and flow to the well bore. Our ability to remove and dispose of sufficient quantities of water from the coal seam will determine whether or not we can produce gas in commercial quantities. The cost of water disposal may affect our profitability.

We may be unable to retain our existing senior management team and/or our key personnel who have expertise in coalbed methane extraction and our failure to continue to attract qualified new personnel could adversely affect our business.

Our business requires disciplined execution at all levels of our organization to ensure that we continually develop our reserves and produce gas at profitable levels. This execution requires an experienced and talented management and production team. If we were to lose the benefit of the experience, efforts and abilities of any of our key executives and/or the members of our team that have developed substantial expertise in coalbed methane extraction, such as Nicholas DeIuliis, our Chief Executive Officer and President and Ronald Smith, our Executive Vice President and Chief Operating Officer, our business could be materially adversely affected. No employment agreements have been or are expected to be executed with these key executives. Furthermore, our ability to manage our growth, if any, will require us to continue to train, motivate and manage our employees and to attract, motivate and retain additional qualified managerial and production personnel. Competition for these types of personnel is intense, and we may not be successful in attracting, assimilating and retaining the personnel required to grow and operate our business profitably.

We are party to, and may in the future become party to, joint ventures and other arrangements with third parties that may impact our operations and our financial performance.

We have entered into several joint venture arrangements with third parties. For example, we are involved with third parties in Knox Energy (exploration and production), Coalfield Pipeline Company (gas pipeline) and Buchanan Generation, LLC (peaker electrical power generation plant) and in a participation agreement with Kelly Oil & Gas, Inc., Excelsior Exploration Corporation, KWR Ventures, LLC and Ceja Corporation (exploration and production). We may also enter into other arrangements like these in the future. For example, we have an agreement with ETNG, whereby ETNG would construct and transport gas on a pipeline running from its main trunk line up to our Virginia operations. In many instances, we depend on these third parties for elements of these arrangements that are important to the success of the joint venture and the performance of these third parties’ obligations or their ability to meet their obligations under these arrangements are outside our control. If these parties do not meet or satisfy their obligations under these arrangements, the performance and success of these arrangements may be adversely affected. If our current or future joint venture partners are unable to meet their obligations, we may be forced to undertake the obligations ourselves and/or incur additional expenses in order to have some other party perform such obligations. In such cases, we may also be required to enforce our rights that may cause disputes among our joint venture parties and us. If any of these events occur, they may adversely impact us, our financial performance and results of operations, these joint ventures and/or our ability to enter into future joint ventures.

Government laws, regulations and other legal requirements relating to protection of the environment, health and safety matters and others that govern our and CONSOL Energy’s businesses increase our costs and may restrict our operations.

We and our principal stockholder, CONSOL Energy, are subject to laws, regulations and other legal requirements enacted or adopted by federal, state and local, as well as foreign authorities relating to protection of the environment and health and safety matters, including those legal requirements that govern discharges of substances into the air and water, the management and disposal of hazardous substances and wastes, the clean-up of contaminated sites, groundwater quality and availability, plant and wildlife protection, reclamation and restoration of mining or drilling properties after mining or drilling is completed, control of surface subsidence from underground mining and work practices related to employee health and safety. Complying with these requirements, including the terms of our and CONSOL Energy’s permits, has had, and will continue to have, a significant effect on our respective costs of operations and competitive position. In addition, we could incur substantial costs, including clean-up costs, fines and civil or criminal sanctions and third party damage claims for personal injury, property damage, wrongful death, or exposure to hazardous substances, as a result of violations of or liabilities under environmental and health and safety laws. Moreover, given our relationship with CONSOL Energy, its compliance with these laws and regulations could impact our ability to effectively produce gas from our wells.

Additionally, the gas industry is subject to extensive legislation and regulation, which is under constant review for amendment or expansion. Any changes may affect, among other things, the pricing or marketing of gas production. State and local authorities regulate various aspects of gas drilling and production activities, including the drilling of wells (through permit and bonding requirements), the spacing of wells, the unitization or pooling of gas properties, environmental matters, safety standards, market sharing and well site restoration. If we fail to comply with statutes and regulations, we may be subject to substantial penalties, which would decrease our profitability.

We must obtain governmental permits and approvals for drilling operations, which can be a costly and time consuming process and result in restrictions on our operations.

Regulatory authorities exercise considerable discretion in the timing and scope of permit issuance. Requirements imposed by these authorities may be costly and time consuming and may result in delays in the commencement or continuation of our exploration or production operations. For example, we are often required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that proposed exploration for or production of gas may have on the environment. Further, the public may comment on and otherwise engage in the permitting process, including through intervention in the courts. Accordingly, the permits we need may not be issued, or if issued, may not be issued in a timely fashion, or may involve requirements that restrict our ability to conduct our operations or to do so profitably.

We may incur additional costs to produce gas because our chain of title work for gas rights in some of our properties may be inadequate or incomplete.

Some of the gas rights we believe we control are in areas where we have not yet done any exploratory or production drilling. These properties were acquired by our principal stockholder primarily for the coal rights, and, in many cases were acquired years ago. While chain of title work for the coal estate was generally fully developed, in many cases, the gas estate title work is less robust. Our practice is to review gas estate title work when we consider exploratory or production drilling and to obtain any additional rights needed to perfect our ownership for production purposes of the gas estate. In addition, the steps needed to perfect our ownership varies from state to state and some states permit us to produce the gas without perfected ownership under forced pooling arrangements while other states do not permit this. As a result, we may have to incur title costs and pay royalties to produce gas on acreage that we control and these costs may be material and vary depending upon the state in which we operate. In addition, although CONSOL Energy has conveyed to us all of their right to extract and produce CBM from locations where they possess rights to coal, in some cases CONSOL Energy may not possess these rights. If we are unable in such cases to obtain those rights from their owners, we will not enjoy the rights to develop the CBM with CONSOL Energy’s mining of coal, as provided in the master cooperation and safety agreement. Our failure to obtain these rights may adversely impact our ability in the future to increase production and reserves. For example, we have substantial acreage in West Virginia for which we have not reviewed the title to determine what, if any, additional rights would be needed to produce CBM from those locations or the feasibility of obtaining those rights.

In addition to acquiring these property right assets on an “as is-where is basis”, we have assumed all of the liabilities related to these assets, even if those liabilities were as a result of activities occurring prior to CONSOL Energy’s transfer of those assets to us. Our assumption of these liabilities is subject to the following allocation: we will be responsible for the first $10 million of aggregate unknown liabilities; CONSOL Energy will be responsible for the next $40 million of aggregate unknown liabilities; and we will be responsible for any additional unknown liabilities over $50 million. We will also be responsible for any unknown liabilities which were not asserted in writing by August 7, 2010.

We need to use unproven technologies to extract coalbed methane on some of our properties.

Our ability to extract gas in coal seams with lower gas content per ton of coal such as the Pittsburgh #8 seam requires the use of advanced technologies that are still being developed and tested. Horizontal drilling is the advanced technology currently being used. This technique, applied in coal, requires a well design that promotes simultaneous production of water and methane without significant back-pressure, a well that can be subsequently mined through without jeopardizing mine-safety and a well that will ensure well bore integrity throughout its projected life.

Other persons could have ownership rights in our advanced extraction techniques which could force us to cease using those techniques or pay royalties.

Although we believe that we hold sufficient rights to all of our advanced extraction techniques, other persons could contest our rights and claim ownership of one or more of our advanced techniques for extracting CBM. For example, a third party recently asserted that several of our drilling techniques infringed several patents held by that person. A successful challenge to one or more of our advanced extraction techniques could adversely impact our financial performance and results of operation. We might have to pay a royalty which would increase our production costs or cease using that technique which could raise our production costs or decrease our production of CBM. In addition, we could incur substantial costs in defending patent infringement claims, obtaining patent licenses, engaging in interference and opposition proceedings or other challenges to our patent rights or intellectual property rights made by third parties or in bringing such proceedings.

Currently the vast majority of our producing properties are located in two counties in southwestern Virginia, making us vulnerable to risks associated with having our production concentrated in one area.

The vast majority of our producing properties are geographically concentrated in two counties in Virginia. As a result of this concentration, we may be disproportionately exposed to the impact of delays or interruptions of production from these wells caused by significant governmental regulation, transportation capacity constraints, curtailment of production, natural disasters or interruption of transportation of natural gas produced from the wells in this basin or other events which impact this area.

We do not insure against all potential operating risks. We may incur substantial losses and be subject to substantial liability claims as a result of our natural gas operations.

We maintain insurance for some, but not all, of the potential risks and liabilities associated with our business. For some risks, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially, and in some instances, certain insurance may become unavailable or available only for reduced amounts of coverage. As a result, we may not be able to renew our existing insurance policies or procure other desirable insurance on commercially reasonable terms, if at all. Although we maintain insurance at levels we believe are appropriate and consistent with industry practice, we are not fully insured against all risks, including drilling and completion risks that are generally not recoverable from third parties or insurance. In addition, pollution and environmental risks generally are not fully insurable. As part of our separation from CONSOL Energy, we assumed all of the liabilities related to the gas assets and operations which were transferred to us, including liabilities resulting from operations prior to the effective date of the separation. Arrangements with CONSOL Energy significantly limit our seeking indemnification from CONSOL Energy for unknown liabilities that we have assumed. Losses and liabilities from uninsured and underinsured events and delay in the payment of insurance proceeds could have a material adverse effect on our financial condition and results of operations.

Risks Relating to Our Relationship with CONSOL Energy

Our principal stockholder, CONSOL Energy, is in a position to affect our ongoing operations, corporate transactions and other matters, and some of our directors also serve on its board of directors and/or are employees of CONSOL Energy, creating potential conflicts of interest.

Our principal stockholder, CONSOL Energy, owns 81.5% of our outstanding shares of common stock. As a result, CONSOL Energy will be able to determine the outcome of all corporate actions requiring stockholder approval. For example, CONSOL Energy will continue to control decisions with respect to:

•	the election and removal of directors;

•	mergers or other business combinations involving us;

•	future issuances of our common stock or other securities; and

•	amendments to our certificate of incorporation and bylaws.

Any exercise by CONSOL Energy of its control rights may be in its own best interest which may not be in the best interest of our other stockholders and our company. CONSOL Energy’s ability to control our company may also make investing in our stock less attractive. These factors in turn may have an adverse effect on the price of our common stock.

In addition, some of our directors serve as directors or officers of CONSOL Energy, and/or own CONSOL Energy stock, stock units or options to purchase CONSOL Energy stock, or they may be entitled to participate in the CONSOL Energy compensation plans. CONSOL Energy provides, and may in the future provide additional, cash- and equity-based compensation to employees or others based on CONSOL Energy’s performance. These arrangements and ownership interests or cash- or equity-based awards could create, or appear to create, potential conflicts of interest when directors or executive officers who own CONSOL Energy stock or stock options or who participate in the CONSOL Energy equity plan arrangements are faced with decisions that could have different implications for CONSOL Energy than they do for us. These potential conflicts of interest may not be resolved in our favor.

Potential conflicts may arise between us and CONSOL Energy that may not be resolved in our favor.

The relationship between CONSOL Energy and us may give rise to conflicts of interest with respect to, among other things, transactions and agreements among CONSOL Energy and us, issuances of additional voting securities and the election of directors. When the interests of CONSOL Energy diverge from our interests, CONSOL Energy may exercise its substantial influence and control over us in favor of its own interests over our interests. Our certificate of incorporation and the master cooperation and safety agreement entitle CONSOL Energy to various corporate opportunities which might otherwise have belonged to us and relieve CONSOL Energy and its directors, officers and employees from owing us fiduciary duties with respect to such opportunities.

Our intercompany agreements with CONSOL Energy are not the result of arm’s-length negotiations.

We have entered into agreements with CONSOL Energy which govern various transactions between us and our ongoing relationship, including registration rights, tax sharing and indemnification. All of these agreements were entered into while we were a wholly-owned subsidiary of CONSOL Energy, and were negotiated in the overall context of CONSOL Energy creating CNX Gas. As a result, these agreements were not negotiated at arm’s-length. Accordingly, certain rights of CONSOL Energy, particularly the rights relating to the number of demand and piggy-back registration rights that CONSOL Energy will have, the assumption by us of the registration expenses related to the exercise of these rights, our indemnification of CONSOL Energy for certain liabilities under these agreements, our payment of taxes and the retention of tax attributes may be more favorable to CONSOL Energy than if the agreements had been the subject of independent negotiation. We and CONSOL Energy and its other affiliates may enter into other material transactions and agreements from time to time in the future which also may not be deemed to be independently negotiated.

Our agreements with CONSOL Energy may limit our ability to obtain capital, make acquisitions or effect other business combinations.

Our business strategy anticipates future acquisitions of natural gas and oil properties and companies. Any acquisition that we undertake would be subject to the limitations and restrictions set forth in our agreements with CONSOL Energy and could be subject to our ability to access capital from outside sources on acceptable terms through the issuance of our common stock or other securities.

Our prior and continuing relationship with CONSOL Energy exposes us to risks attributable to CONSOL Energy’s businesses.

We and CONSOL Energy are obligated to indemnify each other for certain matters as set forth in our agreements with CONSOL Energy. As a result, any claims made against us that are properly attributable to CONSOL Energy (or conversely, claims against CONSOL Energy that are properly attributable to us) in accordance with these arrangements could require us or CONSOL Energy to exercise our respective rights under the master separation agreement and the master cooperation and safety agreement. In addition, we have an agreement with CONSOL Energy that we will refrain from taking certain actions that would result in CONSOL Energy being in default under its debt instruments. Those debt instruments currently contain covenants that would be breached if we borrow from a third party unless we contemporaneously guaranteed indebtedness of CONSOL Energy under those debt instruments. In addition, those debt instruments contain covenants that would be breached by our granting liens on certain assets unless we contemporaneously grant a pari passu lien securing the indebtedness of CONSOL Energy under those debt instruments. In connection with our obtaining an unsecured credit facility with a group of commercial lenders, we recently guaranteed CONSOL Energy’s $250 million 7.875% notes due March 1, 2012. We are exposed to the risk that, in these circumstances, CONSOL Energy cannot, or will not, make the required payment or in turn that we are required to make a required payment to CONSOL Energy. If this were to occur, our business and financial performance could be adversely affected.

CONSOL Energy has advised us that as of the date of this reoffer prospectus, CONSOL Energy has no plan or intention regarding its shares of our common stock and if CONSOL Energy were to make a distribution or otherwise dispose of its remaining ownership interest in us, our common stock price could be adversely affected.

Unless and until CONSOL Energy distributes to its stockholders, either in a tax-free spin-off or one or more special dividends, or sells the controlling amount of our common stock it owns, we will face the risks discussed in this reoffer prospectus relating to CONSOL Energy’s control of us and potential conflicts of interest between CONSOL Energy and us. CONSOL Energy may elect not to make such a distribution or sale or it could at any time make that distribution or sale. Additionally, the market price of our common stock could decline as a result of market sales by CONSOL Energy, a distribution of our common stock to CONSOL Energy’s stockholders or the perception that such sales or distributions will occur. These sales or distributions also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Future sales of our common stock could impact the price at which the shares purchased or acquired by our investors may be sold in the future.

We must coordinate some of our gas production activities with coal mining activities in the same area, which could adversely affect our financial condition or operations.

In many places where we extract CBM, the coal estate is dominant. Where our principal stockholder conducts mining activity, CONSOL Energy could exercise its rights to determine when and where certain drilling can take place in order to ensure the safety of the mine or to protect the mineability of the coal. For example, if CONSOL Energy is required to cease mining activities due to an event causing a coal mine to be idled, that cessation of coal mining could prohibit us from producing gas from that or related sites until the coal mining activities commence again, which could adversely affect our financial condition or operations. We have 271 Bcf of proved undeveloped reserves that are dependent on the mining of coal by CONSOL Energy.

We may lose certain synergistic advantages by separating ourselves from our current owner.

Because approximately 17% of our gas production is associated with mining activities by our principal stockholder, coordination between mining and gas operations can optimize overall energy production. We have 271 Bcf of proved undeveloped reserves that are dependent on the mining of coal by CONSOL Energy. If CONSOL Energy were to dispose of a significant interest in us, coordination between us and CONSOL Energy’s mining subsidiaries may be more difficult to accomplish.

SELLING STOCKHOLDERS

This reoffer prospectus relates to the public resale of up to 99,112 shares of our common stock which are issuable pursuant to restricted stock unit issued under the CNX Gas Corporation Equity Incentive Plan. The following table sets forth the name of the selling stockholders, any material relationship between us and each selling stockholder based upon information currently available to us, the number of shares of common stock owned by each selling stockholder prior to the offering, the number of shares that may be offered by each selling stockholder for sale hereunder and the amount and percentage (if one percent or more) of issued and outstanding shares of common stock that we expect to be owned by each selling stockholder after completion of the offering. The selling stockholders may resell all, a portion, or none of the shares of common stock from time to time.

The information in this table is as of April 28, 2006 and assumes that all of the shares held by each selling stockholder and being offered under this reoffer prospectus are sold to persons who are not affiliates (as defined in Rule 405 of the Securities Act) of such selling stockholder, and that each selling stockholder acquires no additional shares of common stock before the completion of this offering.

		Beneficial Ownership of Selling Stockholders Prior to Offering(1)		Beneficial Ownership of Selling Stockholders After Offering(1)
Name	Relationship	Number of Shares of Common Stock Prior to Offering		Number of Shares Offered Herein(2)	Number of Shares of Common Stock After Offering	Percentage After Offering
Philip W. Baxter	Chairman of the Board	23,750	(3)	63,509	23,750	*
James E. Altmeyer, Sr.	Director	17,200	(4)	10,878	17,200	*
Raj K. Gupta	Director	6,000	(5)	10,878	6,000	*
John R. Pipski	Director	—	(6)	10,878	—	*
Stephen W. Johnson	Senior Vice President and General Counsel	2,000	(7)	2,969	2,000	*

*	Denotes holdings of less than 1%

(1)	The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934. They may include securities owned by or for, among others, the spouse and/or minor children of an individual and any other relative who has the same home as such individual, as well as, other securities as to which the individual has or shares voting or investment power or which each person has the right to acquire within 60 days through the exercise of options or otherwise. Beneficial ownership may be disclaimed as to certain of the securities. This table has been prepared based on the assumption that 150,833,334 shares of common stock will be outstanding as of the date of this reoffer prospectus.
(2)	Each of the securities listed below were issued as restricted stock units pursuant to the CNX Gas Corporation Equity Incentive Plan. As of April 28, 2006, none of these securities have vested and may not be sold until the forfeiture restrictions with respect to such shares lapse.

(3)	Excludes all 63,509 shares of common stock issuable pursuant to the terms of restricted stock units issued under the CNX Gas Corporation Equity Incentive Plan, all of which restricted units remain subject to forfeiture restrictions. Includes 23,750 shares that are held by the Philip W. Baxter Trust, of which Mr. Baxter is a trustee.
(4)	Excludes all 10,878 shares of common stock issuable pursuant to the terms of restricted stock units issued under the CNX Gas Corporation Equity Incentive Plan, all of which restricted units remain subject to forfeiture restrictions. Includes 17,200 shares that are held by Mr. Altmeyer and his wife jointly.
(5)	Excludes all 10,878 shares of common stock issuable pursuant to the terms of restricted stock units issued under the CNX Gas Corporation Equity Incentive Plan, all of which restricted units remain subject to forfeiture restrictions. Includes 6,000 shares that are held by Mr. Gupta and his wife jointly.
(6)	Excludes all 10,878 shares of common stock issuable pursuant to the terms of restricted stock units issued under the CNX Gas Corporation Equity Incentive Plan, all of which restricted units remain subject to forfeiture restrictions.
(7)	Excludes all 2,969 shares of common stock issuable pursuant to the terms of restricted stock units issued under the CNX Gas Corporation Equity Incentive Plan, all of which restricted units remain subject to forfeiture restrictions.

USE OF PROCEEDS

The Company will not receive the proceeds from any future sale of the shares that may be sold pursuant to this reoffer prospectus for the respective accounts of the selling stockholders. The selling stockholders will receive all such proceeds, net of brokerage commissions, if any. See “Selling Stockholders” and “Plan of Distribution.”

PLAN OF DISTRIBUTION

The Stockholders, or their respective pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this reoffer prospectus (all of whom may be selling stockholders), may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed or quoted, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated.

The selling stockholders may sell the securities by one or more of the following methods, without limitation:

•	block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this reoffer prospectus, including resale to another broker or dealer;

•	an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	privately negotiated transactions;

•	through the writing of options on the securities, whether or not the options are listed on an options exchange;

•	through the distribution of the securities by any selling stockholders to its partners, members or stockholders;

•	one or more underwritten offerings on a firm commitment or best efforts basis; and

•	any combination of any of these methods of sale.

The distribution of the shares may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We do not know of any arrangements by the selling stockholders for the sale of any of the securities.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed or quoted, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. Assuming that required holding periods and other criteria are satisfied, the selling stockholders may also sell the securities in accordance with Rule 144 under the Securities Act rather than pursuant to this reoffer prospectus, regardless of whether the securities are covered by this reoffer prospectus.

To the extent required under the Securities Act of 1933, the aggregate amount of any selling stockholder securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying reoffer prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders’ securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions. Selling stockholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to prospectus delivery requirements of the Securities Act.

The selling stockholders may enter into hedging transactions with third parties, which may in turn engage in short sales of the securities in the course of hedging the position they assume. The selling stockholders may also enter into short positions or other derivative transactions relating to the securities, or interests in the securities, and deliver the securities, or interests in the securities, to close out their short or other positions or otherwise settle short sales or other transactions, or loan or pledge the securities, or interests in the securities, to third parties that in turn may dispose of these securities.

The selling stockholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Exchange Act of 1934, and the rules and regulations thereunder, including Regulation M. Under those rules and regulations, they

•	may not engage in any stabilization activity in connection with our securities;

•	must furnish each broker which offers common stock covered by this reoffer prospectus with the number of copies of this reoffer prospectus which are required by each broker; and

•	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934.

We can not assure you that the selling stockholders will sell all or any portion of the securities offered hereby.

LEGAL MATTERS

The validity of the shares offered hereby has been passed upon for us by Buchanan Ingersoll PC, Pittsburgh, Pennsylvania.

EXPERTS

The financial statements incorporated in this reoffer prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The information incorporated by reference in this reoffer prospectus for the years ended December 31, 2005, 2004 and 2003, relating to our total gas supply and our owned gas reserves is derived from reserve reports prepared or reviewed by Ralph E. Davis Associates, Inc. and Schlumberger Data and Consulting Services. This information is incorporated by reference in this reoffer prospectus in reliance upon these firms as experts in matters contained in the reports.

AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Securities Exchange Act of 1934, as amended. We also have filed a registration statement on Form S-8 under the Securities Act, of which this reoffer prospectus is a part, to register the shares of Common Stock offered by this reoffer prospectus. This reoffer prospectus does not contain all of the information contained in the registration statement. For further information about us and the common stock offered by this reoffer prospectus, you should refer to the registration statement and its exhibits. Statements contained in this reoffer prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

The registration statement, including the exhibits and schedules filed therewith, or any other materials that the Company has filed with the Commission, may be inspected free of charge at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC, Room 1580, 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Additionally, the Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information about the Company. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our common stock is listed on the NYSE under the symbol “CXG.” Reports, proxy statements and other information concerning CNX Gas Corporation can be inspected at the public reference facilities and internet site of the SEC referred to above. The Company also maintains an Internet site at http://www.cnxgas.com.

You should rely only on the information contained or incorporated by reference in this reoffer prospectus or any supplement. We have not authorized anyone to provide you with information different from that which is contained in or incorporated by reference into this reoffer prospectus. The shares are being offered and offers to buy the shares are being sought only in jurisdictions in which offers and sales are permitted. The information contained in this reoffer prospectus is accurate only as of the date of this reoffer prospectus, regardless of the time of delivery of this reoffer prospectus or of any sale of the shares.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this reoffer prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this reoffer prospectus. If we subsequently file updating or superseding information in a document that is incorporated by reference into this reoffer prospectus, the subsequent information will also become part of this reoffer prospectus and will supersede the earlier information.

We are incorporating by reference the following documents that we have filed with the SEC:

•	The Annual Report on Form 10-K for the fiscal year ended December 31, 2005 as filed by the Company with the Commission on February 21, 2006;

•	The Quarterly Report on Form 10-Q for the period ended March 31, 2006 as filed by the Company with the Commission on May 2, 2006;

•	The Current Reports on Form 8-K as filed by the Company with the Commission on January 25, 2006, February 10, 2006, February 14, 2006, April 26, 2006 and May 1, 2006 (except for information furnished under Items 2.02 and 7.01 and the related exhibits furnished in connection with these items); and

•	The description of the Common Stock contained in CNX Gas’ Registration Statement on Form 8-A, filed January 17, 2006, and any amendment or report filed for the purposes of updating such description.

We are also incorporating by reference into this reoffer prospectus all of our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this registration statement.

You may obtain a copy of any of our filings which are incorporated by reference, at no cost, by written or oral request, by contacting us at:

Daniel J. Zajdel

Director-Investor and Public Relations

CNX GAS CORPORATION

4000 Brownsville Road

South Park, PA 15129

Telephone: (412) 854-6719

CNX GAS CORPORATION

99,112 Shares of

Common Stock

Reoffer Prospectus

May 11, 2006

PART II

INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been previously filed by CNX Gas with the Commission are incorporated by reference herein and shall be deemed to be part of this Registration Statement:

(a) The Annual Report on Form 10-K for the fiscal year ended December 31, 2005 as filed by the Company with the Commission on February 21, 2006 and the Quarterly Report on Form 10-Q for the period ended March 31, 2006 as filed by the Company with the Commission on May 2, 2006;

(b) The Current Reports on Form 8-K as filed by the Company with the Commission on January 25, 2006, February 10, 2006, February 14, 2006, April 26, 2006 and May 1, 2006 (except for information furnished under Items 2.02 and 7.01 and the related exhibits furnished in connection with these items); and

(c) The description of the Common Stock contained in CNX Gas’ Registration Statement on Form 8-A, filed January 17, 2006, and any amendment or report filed for the purposes of updating such description.

All documents subsequently filed by CNX Gas with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this registration statement.

You may obtain a copy of any of our filings which are incorporated by reference, at no cost, by contacting us at: Daniel J. Zajdel, Director-Investor and Public Relations, CNX GAS CORPORATION, 4000 Brownsville Road, South Park, PA 15129, Telephone: (412) 854-6719.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

CNX Gas’ certificate of incorporation limits the liability of directors for monetary damages for breach of fiduciary duty, except to the extent such exemption from liability is not permitted under Delaware law. Additionally, the Delaware General Corporation Law (“DGCL”) and our bylaws provide for indemnification of our officers and directors for liabilities and expenses that they may incur in such capacities. Our bylaws provide that we shall indemnify our officers and directors to the fullest extent permitted by Delaware law, including some instances in which indemnification is otherwise discretionary under Delaware law. Section 145 (“Section 145”) of the DGCL provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Our bylaws also provides that CNX Gas must pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise. The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Reference is made to our certificate of incorporation and bylaws filed as Exhibits 3.1 and 3.2 with our Registration Statement on Form S-1 (Registration No. 333-127483).

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. We have an insurance policy which insures the directors and officers of CNX Gas against certain liabilities which might be incurred in connection with the performance of their duties. The insurer is permitted to pay amounts on our behalf to the directors and officers for which we have granted indemnification.

Item 7. Exemption from Registration Claimed.

The shares of common stock that may be reoffered or resold pursuant to this Registration Statement were issued pursuant to CNX Gas Corporation Equity Incentive Plan in transactions that were exempt from registration under the Securities Act of 1933, as amended, upon reliance on Regulation D promulgated pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Item 8. Exhibits.

EXHIBITS

EXHIBIT NUMBER	DESCRIPTION

4.1	Amended and Restated Certificate of Incorporation of CNX Gas Corporation (incorporated by reference from Exhibit 3.1 to Amendment No. 1 to the Registration Statement on Form S-1 (Registration (No. 333-127483) filed on September 29, 2005 (the “S-1 Registration Statement”)).

4.2	Amended and Restated By-Laws of CNX Gas Corporation (incorporated by reference from Exhibit 3.2 of the S-1 Registration Statement).

4.3	CNX Gas Corporation Equity Incentive Plan (incorporated by reference form Exhibit 10.5 to the S-1 Registration Statement).

4.4	Form of Non-Qualified Stock Option Agreement under the CNX Gas Corporation Equity Incentive Plan (incorporated by reference from Exhibit 10.5 to the S-1 Registration Statement).

4.5	Form of Restricted Stock Unit Award Agreement under the CNX Gas Corporation Equity Incentive Plan (incorporated by reference from Exhibit 10.5 to the S-1 Registration Statement).

5.1	Opinion of Buchanan Ingersoll PC

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Schlumberger Data and Consulting Services (incorporated by reference from Exhibit 23.2 included in the Annual Report on Form 10-K filed by CNX Gas Corporation on February 21, 2006).

23.3	Consent of Ralph E. Davis Associates, Inc. (incorporated by reference from Exhibit 23.3 included in the Annual Report on Form 10-K filed by CNX Gas Corporation on February 21, 2006)

23.4	Consent of Buchanan Ingersoll PC (included in Exhibit 5.1)

24.1	Power of Attorney (included in Signature Page)

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or in the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, CNX Gas certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Park, Commonwealth of Pennsylvania, on the 28th day of April, 2006.

CNX GAS CORPORATION

By:	/s/ Nicholas J. DeIuliis
Nicholas J. DeIuliis President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each director and officer whose signature appears below constitutes and appoints Stephen W. Johnson and Gary J. Bench, and each of them acting singly, as his true and lawful attorney-in-fact and agent, with full powers of substitution and re-substitution, for him in his name, place and stead, to sign in any and all capacities any and all amendments (including post-effective amendments) to this registration statement on Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated:

Signatures	Title	Date

/s/ Nicholas J. DeIuliis Nicholas J. DeIuliis	Chief Executive Officer, President and Director (Principal Executive Officer)	April 28, 2006

/s/ Gary J. Bench Gary J. Bench	Chief Financial Officer (Principal Financial and Accounting Officer)	April 28, 2006

/s/ Philip W. Baxter Philip W. Baxter	Chairman of the Board of Directors	April 28, 2006

/s/ J. Brett Harvey J. Brett Harvey	Director	April 28, 2006

/s/ James E. Altmeyer, Sr. James E. Altmeyer, Sr.	Director	April 28, 2006

/s/ Raj K. Gupta Raj K. Gupta	Director	April 28, 2006

/s/ John R. Pipski John R. Pipski	Director	April 28, 2006

/s/ William J. Lyons William J. Lyons	Director	April 28, 2006

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1	Amended and Restated Certificate of Incorporation of CNX Gas Corporation (incorporated by reference from Exhibit 3.1 to Amendment No. 1 to the Registration Statement on Form S-1 (Registration (No. 333-127483) filed on September 29, 2005 (the “S-1 Registration Statement”)).

4.2	Amended and Restated By-Laws of CNX Gas Corporation (incorporated by reference from Exhibit 3.2 of the S-1 Registration Statement).

4.3	CNX Gas Corporation Equity Incentive Plan (incorporated by reference form Exhibit 10.5 to the S-1 Registration Statement).

4.4	Form of Non-Qualified Stock Option Agreement under the CNX Gas Corporation Equity Incentive Plan (incorporated by reference from Exhibit 10.5 to the S-1 Registration Statement).

4.5	Form of Restricted Stock Unit Award Agreement under the CNX Gas Corporation Equity Incentive Plan (incorporated by reference from Exhibit 10.5 to the S-1 Registration Statement).

5.1	Opinion of Buchanan Ingersoll PC

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Schlumberger Data and Consulting Services (incorporated by reference from Exhibit 23.2 included in the Annual Report on Form 10-K filed by CNX Gas Corporation on February 21, 2006).

23.3	Consent of Ralph E. Davis Associates, Inc. (incorporated by reference from Exhibit 23.3 included in the Annual Report on Form 10-K filed by CNX Gas Corporation on February 21, 2006)

23.4	Consent of Buchanan Ingersoll PC (included in Exhibit 5.1)

24.1	Power of Attorney (included in Signature Page)